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                     February 22, 2023

       Xiao Jun Kong
       Chief Executive Officer, Chief Financial Officer
       China Foods Holdings Ltd.
       Room 2301A China Resources Building
       26 Harbour Road
       Wanchai, Hong Kong

                                                        Re: China Foods
Holdings Ltd.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            File No. 001-32522

       Dear Xiao Jun Kong:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Conn Flanigan